Exhibit 99

ROCKY BRANDS, INC. AND SUBSIDIARIES

SCHEDULE II

CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS FOR THE YEARS ENDED
DECEMBER 31, 2015, 2014 AND 2013

DESCRIPTION	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Deductions		Balance at End of Period

ALLOWANCE FOR DOUBTFUL ACCOUNTS
Year ended December 31, 2015	$1,002,257	$713,190	$(895,447	)(1)	$820,000
Year ended December 31, 2014	$781,163	$650,836	$(429,742	)(1)	$1,002,257
Year ended December 31, 2013	$650,000	$550,194	$(419,031	)(1)	$781,163

VALUATION ALLOWANCE FOR DEFERRRED TAX ASSETS
Year ended December 31, 2015	$569,881	$-	$(422)		$569,459
Year ended December 31, 2014	$562,776	$7,105	$-		$569,881
Year ended December 31, 2013	$513,527	$49,249	$-		$562,776

ALLOWANCE FOR DISCOUNTS AND RETURNS

Year ended December 31, 2015	$2,917,199	$20,632,422	$(21,495,015)		$2,054,606
Year ended December 31, 2014	$2,391,205	$25,041,677	$(24,515,683)		$2,917,199
Year ended December 31, 2013	$2,057,055	$20,726,250	$(20,392,100)		$2,391,205

(1) Amount charged off, net of recoveries